Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended January 31, 2010

(dollars in thousands)

Domestic Card Metrics	January 2010
Net Principal Charge-Offs	$518,428
Average Loans Held for Investment	$59,762,443
Annualized Net Charge-Off Rate	10.41%
30 Days + Delinquencies	$3,428,217
Period-end Loans Held for Investment	$59,085,199
30 Days + Delinquency Rate	5.80%

Auto Finance Metrics
Net Principal Charge-Offs	$64,233
Average Loans Held for Investment	$18,048,179
Annualized Net Charge-Off Rate	4.27%
30 Days + Delinquencies	$1,717,307
Period-end Loans Held for Investment	$17,874,018
30 Days + Delinquency Rate	9.61%

International Card Metrics
Net Principal Charge-Offs	$60,960
Average Loans Held for Investment	$8,103,790
Annualized Net Charge-Off Rate	9.03%
30 Days + Delinquencies	$527,179
Period-end Loans Held for Investment	$7,916,236
30 Days + Delinquency Rate	6.66%

Net Charge-Off Rate

Average Loans Held for Investment used in the calculation of the Annualized Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

Adoption of New Accounting Standard

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, An Amendment of FASB Statement No. 140 (“SFAS 166”) and Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 166 removes the concept of a qualifying special-purpose entity (“QSPE”) from SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities and removes the exception from applying FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“ASC 810-10/FIN 46(R)”), to qualifying special-purpose entities. In December 2009, SFAS 166 was codified within the Codification under Section 860, Transfer and Servicing, and SFAS 167 was codified within Section 810, Consolidation. The adoption of the standard on January 1, 2010 did not result in a material difference in the monthly charge off and delinquency statistics in the current period as the Company has historically reported these statistics on a “managed” basis which was consistent with the new standard.

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